Exhibit 99.1

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces Fourth Quarter 2016 Results

New York, NY (February 16, 2017) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended December 31, 2016.

Highlights

•	Total revenues grew 70% to $22.4 million for the quarter from $13.2 million for the prior year quarter primarily as a result of significant investment activity in the past year.

•	Net loss attributable to common stockholders for the fourth quarter of 2016 was $7.3 million, or $(0.34) per share, as compared to a net loss of $1.5 million, or $(0.07) per share, in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $10.8 million in the fourth quarter of 2016 vs. $6.7 million for the prior year period.

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) was $3.7 million for the quarter compared to $4.3 million for the prior year quarter.

•	AFFO per diluted share is $0.18 for the fourth quarter of 2016 as compared to $0.21 for the fourth quarter of 2015, and exceeded guidance of $0.05 - $0.07.

•	Pro forma AFFO per share of $0.41 for the fourth quarter exceeded pro forma guidance of $0.31 to $0.33 per share.

•	The Company paid the full amount of the fourth quarter’s management fee of $2.0 million in LTIP Units in lieu of cash payment. This favorably impacted both AFFO per share and pro forma AFFO per share by $0.09.

•	Property Net Operating Income (NOI) grew 69% to $14.0 million for the quarter, from $8.3 million in the prior year quarter.

•	Property NOI margins were 62.7% of revenue for the quarter, consistent with 62.7% of revenue in the prior year quarter.

•	Same store NOI increased 6.1% for the quarter, as compared to the prior year quarter.

•	Consolidated real estate investments, at cost, increased 80% to $1.0 billion at December 31, 2016 from $557 million at December 31, 2015.

•	The Company invested in five operating properties totaling 1,694 units for a total purchase price of approximately $270 million and two properties for the development of 399 units during the fourth quarter.

•	The Company declared monthly dividends for the first quarter of 2017 equal to a quarterly rate of $0.29 per share on the Company's Class A common stock. This equates to an 8.5% annualized yield based on the closing price of $13.72 for the Class A common stock as of December 31, 2016.

•	The Company sold 12,655 shares of Series B preferred stock with associated warrants at a public offering price of $1,000 per unit, for gross proceeds of approximately $12.7 million during the fourth quarter, an increase of 82% over the third quarter.

•	On October 13, 2016, the Company completed an underwritten offering of 2.85 million shares of 7.125% Series D perpetual preferred stock at a public offering price of $25.00 per share for gross proceeds of $71.3 million, including the underwriters’ overallotment option, which closed on November 3, 2016.

•	On January 17, 2017, the Company completed an underwritten offering of 4.6 million shares of Class A common stock at a public offering price of $13.15 per share for gross proceeds of $60.5 million, including the underwriters’ overallotment option, which closed on January 24, 2016.

Management Commentary

“We are pleased to report record acquisition volume of five operating properties totaling 1,700 units for approximately $270 million, a Series D preferred stock capital raise with gross proceeds of approximately $71 million and our portfolio continued to perform well during the fourth quarter,” said Ramin Kamfar, the Company’s Chairman and CEO. “We also raised approximately $60 million of common stock in January 2017, to provide capital to continue to build a high quality portfolio in our current footprint of growth markets in the Sunbelt, from the Carolinas to Florida and Texas.”

Fourth Quarter Acquisition, Development and Disposition Activity

•	On October 13, 2016, the Company acquired a 90% interest in a 480-unit apartment community located in Atlanta, Georgia, known as Nevadan Apartments at a total purchase price of $68.3 million.

•	On October 31, 2016, the Company acquired an 85% interest in a 320-unit, garden-style apartment community in Port St. Lucie, Florida, now known as ARIUM Pine Lakes at a total purchase price of $38.3 million.

•	On November 10, 2016, the Company acquired a 92.5% interest in a 324-unit, garden-style apartment community located in Austin, Texas, now known as The Brodie at a total purchase price of approximately $48.9 million.

•	On December 19, 2016, the Company sold its interest in the EOS apartments at a total sale price of $52 million, recognized a gain of $3.8 million, with net proceeds of approximately $5.1 million to the Company, when combined with distributions to us during the investment period, represented an internal rate of return of approximately 31%.

•	On December 1, 2016, the Company acquired a 98% interest in a 320-unit apartment community in the Roswell submarket of Atlanta, Georgia, known as Roswell City Walk, at a total purchase price of approximately $76.0 million.

•	On December 12, 2016, the Company made a common equity investment of approximately $15.3 million in a 320-unit to-be-built Class A apartment community located in Atlanta, Georgia.

•	On December 15, 2016, the Company acquired a 90% interest in a 250-unit apartment community located in Austin, Texas, known as Legacy at Southpark at a total purchase price of approximately $36.8 million.

•	On December 20, 2016, the Company made a common equity investment of approximately $8.5 million in a 79-unit to-be-built Class A apartment community located in Roswell, Georgia.

•	On December 29, 2016, the Company was redeemed of its preferred equity interest in the West Morehead development, and in exchange obtained a 0.5% common equity interest and provided an approximately $21.3 million mezzanine loan for the development. Subsequent to December 31, 2016, the Company increased the mezzanine loan amount to approximately $24.6 million.

•	Subsequent to December 31, 2016, the Company was redeemed of the substantial majority of its common equity ownership interest in the APOK Townhomes development, and in exchange provided an approximately $11.2 million mezzanine loan for the development.

Pending Investments at December 31, 2016

•	The Company has an agreement to acquire a 91.9% interest in a 382-unit Class A apartment community located in Morrisville, North Carolina, which is part of the Raleigh-Durham Combined Statistical Area, known as the Preston View Apartments. The total purchase price is expected to be approximately $59.5 million.

•	The Company has an agreement to acquire a 91.9% interest in a 301-unit Class A apartment community located in the West Charlotte submarket of Charlotte, North Carolina, known as the Wesley Village. The total purchase price is expected to be approximately $57.7 million.

•	The Company has an agreement which entitles the Company to invest in a 266-unit to-be-built Class A apartment community located in Jacksonville, Florida. The investment of approximately $25.1 million is expected to be structured as a mezzanine loan with an option to purchase a majority indirect equity interest in the underlying property upon stabilization.

Fourth Quarter 2016 Financial Results

Net loss attributable to common stockholders for the fourth quarter of 2016 was $7.3 million, compared to a net loss of $1.5 million in the prior year period. The change in net loss was primarily driven by positive increases in property NOI of $5.8 million, income of unconsolidated real estate joint ventures of $0.8 million due to the increase in the size of the invest-to-own portfolio, and a gain on revaluation of equity of business combination of $3.8 million, offset by increases in general and administrative expense of $0.5 million, management fees of $0.9 million, acquisition costs of $0.3 million, depreciation and amortization expense of $3.0 million, interest expense of $2.4 million, and the preferred stock expense of $4.5 million.

AFFO for the fourth quarter of 2016 was $3.7 million, or $0.18 per diluted share, compared to $4.3 million, or $0.21 per share in the prior year period. AFFO was positively impacted by increases in property NOI of $5.8 million arising from significant investment activity and in income of unconsolidated real estate joint ventures of $0.8 million caused by expanding the size of the invest-to-own portfolio, offset by higher interest expense of $2.3 million and the expense of preferred stock dividends of $4.2 million.

Same Store Portfolio Performance

Same store NOI for the fourth quarter of 2016 increased by 6.1% from the same period in the prior year. There was a 5.7% increase in same store property revenues compared to the same prior year period, primarily attributable to a 4.0% increase in average rental rates, an 80 basis point increase in average occupancy and an additional 17 units acquired at our Lansbrook property and 15 additional units at Park & Kingston. Same store expenses increased 5.1% with increases in several operating expense categories and were driven by various factors.

Management Internalization

On November 7, 2016, the Company announced that it had begun the process of internalizing the management of the Company by forming a special committee of the board of directors comprised solely of the independent directors of the board to pursue the internalization, along with hiring other advisors. The Company is targeting internalizing the management of the Company at the beginning of the third quarter of 2017, though it provides no assurance as to the timing or completion of the internalization process.

Dividend Details

On January 6, 2017, our board of directors authorized, and we declared, monthly dividends for the first quarter of 2017 equal to a quarterly rate of $0.29 per share on our Class A common stock, payable to the stockholders of record as of January 25, 2017, which was paid in cash on February 3, 2017, and as of February 24, 2017 and March 24, 2017, which will be paid in cash on March 3, 2017 and April 5, 2017, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of January 25, 2017, $0.096667 per share for the dividend which will be paid to stockholders of record as of February 24, 2017, and March 24, 2017. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On January 6, 2017, our board of directors authorized, and we declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of January 25, 2017, which was paid in cash on February 3, 2017, and as of February 24, 2017, and March 24, 2017, which will be paid in cash on March 3, 2017 and April 5, 2017, respectively.

Q1 2017 Outlook

For the first quarter of 2017, the Company anticipates AFFO in the range of $0.03 to $0.04 per share, and $0.27 to $0.29 per share on a pro forma basis. For assumptions underlying earnings guidance, please see page 29 of Company’s Q4 2016 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Thursday, February 16, 2017 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until March 16, 2017 at http://services.choruscall.com/links/brg170216.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10100147.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2016, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of December 31, 2016:

Operating Properties	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent (2)	% Occupied
ARIUM at Palmer Ranch	Sarasota, FL	2016	95%	320	$1,168	96%
ARIUM Grandewood	Orlando, FL	2005	95%	306	1,226	97%
ARIUM Gulfshore	Naples, FL	2016	95%	368	1,171	96%
ARIUM Palms	Orlando, FL	2008	95%	252	1,222	96%
ARIUM Pine Lakes	Port St. Lucie, FL	2003	85%	320	1,075	96%
ARIUM Westside	Atlanta, GA	2008	90%	336	1,451	95%
Ashton Reserve	Charlotte, NC	2015	100%	473	1,041	95%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,648	95%
Fox Hill	Austin, TX	2010	95%	288	1,176	98%
Lansbrook Village	Palm Harbor, FL	2004	90%	619	1,258	91%
Legacy at Southpark	Austin, TX	2016	90%	250	1,265	91%
MDA Apartments	Chicago, IL	2006	35%	190	2,283	97%
Nevadan	Atlanta, GA	1990	90%	480	1,090	93%
Park & Kingston	Charlotte, NC	2015	96%	168	1,183	96%
Roswell City Walk	Roswell, GA	2015	98%	320	1,438	86%
Sorrel	Frisco, TX	2015	95%	352	1,300	91%
Sovereign	Fort Worth, TX	2015	95%	322	1,306	95%
The Brodie	Austin, TX	2001	93%	324	1,166	93%
The Preserve at Henderson Beach	Destin, FL	2009	100%	340	1,284	93%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,216	94%
Operating Properties Subtotal/Average				6,768	$1,267	94%

Convertible Preferred Equity/Mezzanine Loan Investments				Pro Forma Average Rent (3)
Alexan CityCentre (4)	Houston, TX	2017	340	$2,144	-
Alexan Southside Place (4)	Houston, TX	2018	270	2,012	-
APOK Townhomes (4)	Boca Raton, FL	2018	90	2,549	-
Crescent Perimeter (4)	Atlanta, GA	2019	320	1,749
Domain Phase 1 (4)	Garland, TX	2019	299	1,469	-
Flagler Village (4)	Fort Lauderdale, FL	2020	384	2,481	-
Helios (4)	Atlanta, GA	2017	285	1,486	-
Lake Boone Trail (4)	Raleigh, NC	2018	245	1,271	-
Vickers Village (4)	Roswell, GA	2018	79	3,176
West Morehead (4)	Charlotte, NC	2019	286	1,507	-
Whetstone	Durham, NC	2015	204	1,252	90%
Convertible Preferred Equity/Mezzanine Loan Investments Subtotal/Average			2,802	$1,834

Operating Properties and Convertible Preferred Equity/Mezzanine Loan Investments Total/Average			9,570	$1,446

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average monthly rent per occupied unit for all occupied units for the three months ended December 31, 2016.

(3) The Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization, except Flagler Village and APOK Townhomes, which are currently common ownership investments. West Morehead is a mezzanine loan investment with an option to purchase indirect property interest upon maturity. Average rent is pro forma based on underwriting.

(4) Property is currently in development.

Consolidated Statement of Operations

For the Three Months and Twelve Months Ended December 31, 2016 and 2015

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net rental income	$21,353	$12,648	$73,366	$42,259
Other property revenues	1,024	552	3,668	1,996
Interest income from related parties	17	-	17	-
Total revenues	22,394	13,200	77,051	44,255
Expenses
Property operating	8,351	4,927	29,870	17,851
General and administrative	1,709	1,196	5,863	4,108
Management fees	2,015	1,133	6,510	4,185
Acquisition costs	2,444	2,100	4,590	3,508
Management internalization process	63	-	63	-
Depreciation and amortization	8,725	5,727	31,187	16,226
Total expenses	23,307	15,083	78,083	45,878
Operating loss	(913)	(1,883)	(1,032)	(1,623)
Other income (expense)
Other income	-	-	26	62
Preferred returns and equity in income of unconsolidated real estate joint ventures	3,015	2,199	11,632	6,590
Equity in gain on sale of unconsolidated real estate joint venture interests	-	-	-	11,303
Gain on sale of real estate investments	-	2,677	4,947	2,677
Gain on revaluation of equity of business combination	3,761	-	3,761	-
Loss on early extinguishment of debt	-	-	(2,393)	-
Interest expense, net	(5,824)	(3,391)	(19,915)	(11,366)
Total other income (expense)	952	1,485	(1,942)	9,266

Net income (loss)	39	(398)	(2,974)	7,643

Preferred stock dividends	(5,373)	(1,153)	(13,763)	(1,153)
Preferred stock accretion	(324)	-	(893)	-

Net (loss) income attributable to noncontrolling interests
Operating partnership units	(102)	(21)	(276)	35
Partially-owned properties	1,704	(7)	1,631	5,820
Net (loss) income attributable to noncontrolling interests	1,602	(28)	1,355	5,855
Net (loss) income attributable to common stockholders	$(7,260)	$(1,523)	$(18,985)	$635

Consolidated Balance Sheets

Fourth Quarter 2016

(Unaudited and dollars in thousands except for share and per share amounts)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Net Real Estate Investments
Land	$142,274	$65,057
Building and improvements	848,445	474,608
Furniture, fixtures and equipment	27,617	17,155
Construction in progress	10,878	-
Total Gross Real Estate Investments	1,029,214	556,820
Accumulated depreciation	(42,137)	(23,437)
Total Net Real Estate Investments	987,077	533,383
Cash and cash equivalents	82,047	68,960
Restricted cash	45,402	11,669
Notes and accrued interest receivable from related parties	21,267	-
Due from affiliates	948	861
Accounts receivable, prepaid and other assets	8,610	6,742
Preferred equity investments and investments in unconsolidated real estate joint ventures	91,132	75,223
In-place lease intangible assets, net	4,839	2,389
Total Assets	$1,241,322	$699,227

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$710,575	$380,102
Accounts payable	1,669	587
Other accrued liabilities	13,431	7,013
Due to affiliates	2,409	1,485
Distributions payable	7,328	3,163
Total Liabilities	735,412	392,350

8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 and 2,875,000 shares authorized; and 5,721,460 and 2,875,000 issued and outstanding, as of December 31, 2016 and 2015, respectively	138,316	69,165
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 150,000 and 150,000 shares authorized, 21,482 and none issued and outstanding, as of December 31, 2016 and 2015, respectively	18,938	-
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 and no shares authorized; and 2,323,750 and none issued and outstanding as of December 31, 2016 and 2015, respectively	56,095	-

Stockholders' Equity
Preferred stock, $0.01 par value, 230,975,000 and 246,975,000 shares authorized; none issued and outstanding as of December 31, 2016 and 2015, respectively	-	-
7.1250% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 and no shares authorized; 2,850,602 and none issued and outstanding as of December 31, 2016 and 2015, respectively	68,760	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 19,567,506 and 19,202,112 shares issued and outstanding as of December 31, 2016 and 2015, respectively	196	192
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; none and 353,629 shares issued and outstanding as of December 31, 2016 and 2015, respectively	-	4
Additional paid-in-capital	257,403	248,484
Distributions in excess of cumulative earnings	(84,631)	(41,496)
Total Stockholders' Equity	241,728	207,184

Noncontrolling Interests
Operating partnership units	2,216	2,908
Partially owned properties	48,617	27,620
Total Noncontrolling Interests	50,833	30,528
Total Equity	292,561	237,712
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,241,322	$699,227

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in nine additional properties and four investments accounted for on the equity method of accounting and sold two properties subsequent to December 31, 2015. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net (loss) income attributable to common stockholders	$(7,260)	$(1,523)	$(18,985)	$635

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	7,527	4,728	26,963	12,369
Gain on sale of joint venture interests	-	-	-	(5,320)
Gain on sale of real estate assets	(1,828)	(2,640)	(6,704)	(2,640)
FFO Attributable to Common Stockholders	$(1,561)	$565	$1,274	$5,044

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	171	83	790	326
Acquisition and disposition costs	2,130	2,008	4,123	3,375
Management internalization process expense	63	-	63	-
Loss on early extinguishment of debt	-	-	2,269	-
Normally recurring capital expenditures	(252)	(147)	(907)	(660)
Preferred stock accretion	320	-	880	-
Non-cash equity compensation	2,805	1,910	9,405	5,731
Non-cash tax abatement	85	-	85	-
Non-recurring income	(23)	(121)	(254)	(410)
AFFO Attributable to Common Stockholders	$3,738	$4,298	$17,728	$13,406

Weighted average common shares outstanding-diluted	21,102,894	20,447,381	20,810,134	17,417,198

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$(0.07)	$0.03	$0.06	$0.29
AFFO Attributable to Common Stockholders - diluted	$0.18	$0.21	$0.85	$0.77
Pro forma AFFO Attributable to Common Stockholders - diluted (2)	$0.41	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended December 31, 2016 assumes the investment of the $209 million in estimated available cash had occurred on October 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone preferred equity investment, (ii) additional investment of approximately $18 million in West Morehead and amending the investment to a mezzanine loan structure; (iii) investment of approximately $24 million in a mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iv) additional investment of approximately $19 million in Domain and amending the investment to a mezzanine loan structure; (v) investment of approximately $11 million in a mezzanine loan structure in connection with a joint venture, which entitles us to invest Boca Raton MSA; (vi) investment of approximately $24 million in Nevadan Apartments in Georgia which closed on October 13, 2016; (vii) investment of approximately $16 million in a Class B+ asset the Company has under agreement in Austin, Texas; (viii) investment of approximately $11 million in APEX Apartments in Port St. Lucie, Florida which closed on October 31, 2016; (ix) investment of approximately $26 million in a Class A asset the Company has under agreement in Georgia; (x) investment of approximately $11 million in a Class A asset the Company has under agreement in Austin, Texas; (xi) investment of approximately $20 million in mezzanine loan structure in a development asset in the Atlanta, Georgia; (xii) investment of approximately $11 million in mezzanine loan structure in a development asset in the Atlanta, Georgia. Proforma guidance also assumes that $16 million is invested in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net (loss) income attributable to common stockholders	$(7,260)	$(1,523)	$(18,985)	$635
Net (loss) income attributable to noncontrolling interest	1,602	(28)	1,355	5,855
Interest expense	5,824	3,391	19,915	11,366
Depreciation and amortization	8,725	5,727	31,187	16,226
Acquisition costs	2,444	2,100	4,590	3,508
Management internalization process expense	63	-	63	-
Preferred stock accretion	324	-	893	-
Non-cash equity compensation	2,844	1,937	9,543	5,812
Non-cash tax abatement	96	-	96	-
Non-recurring income	(24)	-	(258)	-
Equity in gain on sale of unconsolidated real estate joint venture interests	-	-	-	(11,303)
Gain on sale of real estate investments	-	(2,677)	(4,947)	(2,677)
Gain on revaluation of equity on business combination	(3,761)	-	(3,761)	-
Loss on early extinguishment of debt	-	-	(2,393)	-
EBITDA	$10,877	$8,927	$37,298	$29,422

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income attributable to common stockholders as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$(7,260)	$(1,523)	$(18,985)	$635
Add pro-rata share:
Depreciation and amortization	7,527	4,728	26,963	12,369
Amortization of non-cash interest expense	171	83	790	326
Management fees	1,987	1,144	6,417	4,154
Acquisition and disposition costs	2,130	2,008	4,123	3,375
Loss on early extinguishment of debt	-	-	2,269	-
Corporate operating expenses	1,680	1,166	5,779	4,050
Management internalization process expense	63	-	63	-
Preferred dividends	5,298	1,153	13,567	1,153
Preferred stock accretion	320	-	880	-
Less pro-rata share:
Other income	-	1	26	93
Preferred returns and equity in income of unconsolidated real estate joint ventures	2,973	2,276	11,464	6,605
Interest income from related parties	17	-	17	-
(Loss) gain on sale of joint venture interest, net of fees	-	-	-	5,320
Gain on sale of real estate assets	1,828	2,640	6,704	2,640
Pro-rata share of properties' income	7,098	3,842	23,655	11,404
Add:
Noncontrolling interest pro-rata share of property income	1,300	965	4,500	3,669
Total property income	8,398	4,807	28,155	15,073
Add:
Interest expense	5,628	3,448	19,009	11,429
Net operating income	14,026	8,255	47,164	26,502
Less:
Non-same store net operating income	7,606	2,206	28,311	8,945
Same store net operating income	$6,420	$6,049	$18,853	$17,557

(1) Same Store sales for the three months ended December 31, 2016 related to the following properties: Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, Lansbrook Village, ARIUM Grandewood, Fox Hill, Park & Kingston, and ARIUM Palms.

(2) Same Store sales for the year ended December 31, 2016 related to the following properties: Enders Place at Baldwin Park, MDA Apartments,Village Green of Ann Arbor, Lansbrook Village, and ARIUM Grandewood.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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